Exhibit 10.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [**]

Smartkem Limited,

Manchester Technology Centre,

Hexagon Tower,

Delaunays Road,

Blackley,

Manchester, M9 8GQ

25 March 2025

Dear Sirs,

Letter of Variation to extend and vary the Framework Supply Agreement dated 22 March 2024 (“Agreement”) between CPI Innovation Services Limited (“CPIIS”) and Smartkem Limited (“Smartkem”).

This letter agreement is made between CPIIS and Smartkem (together the “Parties”).

By both Parties executing this letter agreement and in consideration of the Parties agreeing to the obligations contained hereunder, the Parties have agreed to vary the Agreement to extend the Term (as defined in the Agreement) and agree an additional Minimum Spend and monthly extension fee for the extended period, as set out as follows:

1. Extension of the Term

The Term of the Agreement is extended from 31st March 2025 to 30th May 2025 (the Extended Period).

2. Minimum Spend

(a) During the Extended Period, Smartkem’s Minimum Spend shall be £[**] (plus VAT) per month.

(b) The Take or Pay Date(s) for this Minimum Spend are 30th April 2025 and 30th May 2025.

3. Monthly Extension Fee

(a) In addition to the Minimum Spend, Smartkem shall pay CPIIS a monthly extension fee of £[**] (plus VAT) per month (the Monthly Extension Fee) during the Extended Period.

(b) The Monthly Extension Fee is intended to compensate CPIIS for broader commercial considerations associated with CPIIS extending the Agreement (including but not limited to increased cost of utilities and consumables).

4. Utilities and Consumables

(a) The Monthly Extension Fee includes a sum of £[**] per month to cover Smartkem’s allocated share of utilities and consumable costs during the Extended Period.

(b) Where CPIIS, acting reasonably, determines with accuracy that the cost of providing utilities and consumables deviates significantly from this amount, CPIIS reserves the right, at its discretion, to adjust the amount due accordingly.

(c) If CPIIS proposes an adjustment under clause 4(b), it shall notify Smartkem, and both Parties, acting reasonably and in good faith, shall agree on a final adjustment and establish a plan to address any necessary credit for overpaid amounts or additional payment for any shortfall.

5. Machine Unavailability

(a) Any disruption to Smartkem’s ability to meet the Minimum Spend due to significant unavailability of CPIIS machinery or equipment, caused by Pragmatic’s exit from the facility, shall be handled in accordance with the relevant provisions of the Agreement addressing equipment or machinery unavailability.

(b) In the event of such disruption, a fair, reasonable, and proportionate adjustment to the Monthly Extension Fee shall also be made. The adjustment will be agreed upon by both Parties, acting reasonably and in good faith, and will consider:

(i) The level of disruption experienced; and
(ii) The impact on the consumption of utilities and consumables.

(c) Any adjustment agreed in writing shall be credited against future payments owed by Smartkem.

6. Payment Obligations

Subject to any adjustments agreed in writing under Sections 4 and 5, the Minimum Spend and Monthly Extension Fee shall at all times be payable by Smartkem to CPIIS in full by no later than the respective Take or Pay Date.

7. Relationship to Existing Agreement

The Minimum Spend and Monthly Extension Fee(s) under this letter agreement are separate from, and in addition to, any Minimum Spend payable under the Agreement for the original Term (1st April 2024 - 31st March 2025).

In the event of any conflict between the provisions of this letter agreement and the Agreement, the provisions of this letter agreement shall prevail, but for the avoidance of doubt, to the extent that the provisions of this letter agreement merely expand upon and supplement the provisions of the Agreement, they shall not be held to be in conflict with them.

This letter agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales, and any such dispute or claim shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The Parties agree that the above variation to the Agreement shall be legally binding and shall validly vary the Agreement (including any subsequent or earlier Variations that have occurred prior to this variation) with full force and effect from the date this letter agreement is executed by both Parties. In all other respects the Parties confirm all other provisions in the Agreement will remain unchanged.

This letter agreement shall not be legally binding or take effect until it has been duly executed by both Parties.

Signed for and on behalf of

CPI Innovation Services Limited:-

Signature: /s/ Rahul Kapoor

Name: Rahul Kapoor

Position: Director of HealthTech

Date: 28-March-25

Signed for and on behalf of

Smartkem Limited:-

Signature: /s/ Ian Jenks

Name: Ian Jenks

Position: CEO

Date: 28-March-25